UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Gates Industrial Corporation plc

(Name of Issuer)

Ordinary Shares, par value $0.01 per share

(Title of Class of Securities)

G39108108

(CUSIP Number)

December 31, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BX Gates ML-1 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 87,357,197
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 87,357,197
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 87,357,197
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 29.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BX Gates ML-2 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 84,471,402
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 84,471,402
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 84,471,402
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 28.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BX Gates ML-3 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 289,233
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 289,233
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 289,233
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BX Gates ML-4 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,817,551
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,817,551
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,817,551
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BX Gates ML-5 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,402,208
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 2,402,208
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,402,208
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 87,357,197
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 87,357,197
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 87,357,197
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 29.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone GTS Co-Invest L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 84,471,402
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 84,471,402
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 84,471,402
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 28.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) VI-ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 289,233
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 289,233
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 289,233
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BTO Omaha Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,817,551
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,817,551
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,817,551
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Omaha Aggregator (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,402,208
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 2,402,208
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,402,208
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 174,230,807
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 174,230,807
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 174,230,807
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 59.7%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BCP VI GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 174,520,040
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 174,520,040
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 59.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone LR Associates (Cayman) VI Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 174,520,040
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 174,520,040
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 59.8%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BTO Omaha Manager L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,817,551
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,817,551
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,817,551
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Tactical Opportunities Management Associates (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,817,551
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,817,551
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,817,551
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: BTO GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 17,817,551
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,817,551
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Tactical Opportunities LR Associates (Cayman) Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 17,817,551
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,817,551
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.1%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 192,337,591
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 192,337,591
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,337,591
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 192,337,591
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 192,337,591
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,337,591
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 192,337,591
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 192,337,591
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,337,591
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 192,337,591
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 192,337,591
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,337,591
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.9%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 192,337,591
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 192,337,591
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,337,591
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. G39108108	13G

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 192,337,591
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 192,337,591
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,337,591
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 65.9%
12.	Type of Reporting Person (See Instructions): IN

Item 1(a).	Name of Issuer

  Gates Industrial Corporation plc (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

  1144 Fifteenth Street

  Denver, Colorado 80202

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

i.	BX Gates ML-1 Holdco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

ii.	BX Gates ML-2 Holdco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

iii.	BX Gates ML-3 Holdco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

iv.	BX Gates ML-4 Holdco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

v.	BX Gates ML-5 Holdco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

vi.	Blackstone Capital Partners (Cayman) VI L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

vii.	Blackstone GTS Co-Invest L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

viii.	Blackstone Family Investment Partnership (Cayman) VI-ESC L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

ix.	BTO Omaha Holdings L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

x.	Omaha Aggregator (Cayman) L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

xi.	Blackstone Management Associates (Cayman) VI L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

xii.	BCP VI GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xiii.	Blackstone LR Associates (Cayman) VI Ltd.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

xiv.	BTO Omaha Manager L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xv.	Blackstone Tactical Opportunities Management Associates (Cayman) L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

xvi.	BTO GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xvii.	Blackstone Tactical Opportunities LR Associates (Cayman) Ltd.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

xviii.	Blackstone Holdings III L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

xix.	Blackstone Holdings III GP L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xx.	Blackstone Holdings III GP Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xxi.	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xxii.	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

xxiii.	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Each of Blackstone Capital Partners (Cayman) VI L.P., Blackstone GTS Co-Invest L.P., Blackstone Family Investment Partnership (Cayman) VI-ESC L.P., BTO Omaha Holdings L.P., and Omaha Aggregator (Cayman) L.P. contributed all the Ordinary Shares (as defined below) of the Issuer previously held directly by it (or represented by depositary receipts held directly by it) to their respective wholly-owned subsidiaries. Accordingly, each of BX Gates ML-1 Holdco LLC, BX Gates ML-2 Holdco LLC, BX Gates ML-3 Holdco LLC, BX Gates ML-4 Holdco LLC, and BX Gates ML-5 Holdco LLC (collectively, the “Blackstone HoldCos”) directly hold the securities reported herein.

BX Gates ML-1 Holdco LLC directly holds 87,357,197 Ordinary Shares, BX Gates ML-2 Holdco LLC directly holds 84,471,402 Ordinary Shares, BX Gates ML-3 Holdco LLC directly holds 289,233 Ordinary Shares, BX Gates ML-4 Holdco LLC directly holds 17,817,551 Ordinary Shares and BX Gates ML-5 Holdco LLC directly holds 2,402,208 Ordinary Shares.

The sole member of BX Gates ML-1 Holdco LLC is Blackstone Capital Partners (Cayman) VI L.P. The sole member of BX Gates ML-2 Holdco LLC is Blackstone GTS Co-Invest L.P. The sole member of BX Gates ML-3 Holdco LLC is Blackstone Family Investment Partnership (Cayman) VI-ESC L.P. The sole member of BX Gates ML-4 Holdco LLC is BTO Omaha Holdings L.P. he sole member of BX Gates ML-5 Holdco LLC is Omaha Aggregator (Cayman) L.P.

The general partner of each of Omaha Aggregator (Cayman) L.P., Blackstone Capital Partners (Cayman) VI L.P. and Blackstone GTS Co-Invest L.P. is Blackstone Management Associates (Cayman) VI L.P. The general partners of each of Blackstone Management Associates (Cayman) VI L.P. and Blackstone Family Investment Partnership (Cayman) VI-ESC L.P. are BCP VI GP L.L.C. and Blackstone LR Associates (Cayman) VI Ltd.

The general partner of BTO Omaha Holdings L.P. is BTO Omaha Manager L.L.C. The managing member of BTO Omaha Manager L.L.C. is Blackstone Tactical Opportunities Management Associates (Cayman) L.P. The general partners of Blackstone Tactical Opportunities Management Associates (Cayman) L.P. are BTO GP L.L.C. and Blackstone Tactical Opportunities LR Associates (Cayman) Ltd.

Blackstone Holdings III L.P. is the sole member of each of BCP VI GP L.L.C. and BTO GP L.L.C. and the Class A shareholder of each of Blackstone LR Associates (Cayman) VI Ltd. and Blackstone Tactical Opportunities LR Associates (Cayman) Ltd. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Ordinary Shares beneficially owned by the Blackstone HoldCos directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone HoldCos to the extent they directly hold Ordinary Shares) is the beneficial owner of the Ordinary Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such Ordinary Shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

  Ordinary Shares, par value $0.01 per share (the “Ordinary Shares”).

Item 2(e).	CUSIP Number:

  G39108108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

  Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculation of the percentage of Ordinary Shares beneficially owned is based on 291,935,207 Ordinary Shares outstanding as of November 5, 2021, as reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2021. Each of the Reporting Persons may be deemed to be the beneficial owner of the Ordinary Shares listed on such Reporting Person’s cover page. BX Gates ML-1 Holdco LLC directly holds 87,357,197 Ordinary Shares, BX Gates ML-2 Holdco LLC directly holds 84,471,402 Ordinary Shares, BX Gates ML-3 Holdco LLC directly holds 289,233 Ordinary Shares, BX Gates ML-4 Holdco LLC directly holds 17,817,551 Ordinary Shares and BX Gates ML-5 Holdco LLC directly holds 2,402,208 Ordinary Shares.

(b)	Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Ordinary Shares listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

  Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

  Not applicable.

Item 8.	Identification and Classification of Members of the Group.

  Not applicable.

Item 9.	Notice of Dissolution of Group.

  Not applicable.

Item 10.	Certification.

  Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2022

BX GATES ML-1 HOLDCO LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Authorized Signatory

BX GATES ML-2 HOLDCO LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Authorized Signatory

BX GATES ML-3 HOLDCO LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Authorized Signatory

BX GATES ML-4 HOLDCO LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Authorized Signatory

BX GATES ML-5 HOLDCO LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Authorized Signatory

BLACKSTONE CAPITAL PARTNERS (CAYMAN) VI L.P.
By: Blackstone Management Associates (Cayman) VI L.P., its general partner
By: BCP VI GP L.L.C., a general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BLACKSTONE GTS CO-INVEST L.P.
By: Blackstone Management Associates (Cayman) VI L.P., its general partner
By: BCP VI GP L.L.C., a general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) VI-ESC L.P.
By: BCP VI GP L.L.C., a general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BTO OMAHA HOLDINGS L.P.
By: BTO Omaha Manager L.L.C., its general partner
By: Blackstone Tactical Opportunities Management Associates (Cayman) L.P., its managing member
By: BTO GP L.L.C., a general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

OMAHA AGGREGATOR (CAYMAN) L.P.
By: Blackstone Management Associates (Cayman) VI L.P., its general partner
By: BCP VI GP L.L.C., a general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) VI L.P.
By: BCP VI GP L.L.C., a general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BCP VI GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BLACKSTONE LR ASSOCIATES (CAYMAN) VI LTD.
By: Blackstone Capital Partners Holdings Director L.L.C., its director

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

BTO OMAHA MANAGER L.L.C.
By: Blackstone Tactical Opportunities Management Associates (Cayman) L.P., its managing member
By: BTO GP L.L.C., a general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

BLACKSTONE TACTICAL OPPORTUNITIES MANAGEMENT ASSOCIATES (CAYMAN) L.P.
By: BTO GP L.L.C., a general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

BTO GP L.L.C.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

BLACKSTONE TACTICAL OPPORTUNITIES LR ASSOCIATES (CAYMAN) LTD.
By: Blackstone Capital Partners Holdings Director, L.L.C., its director

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

BLACKSTONE HOLDINGS III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE INC.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

EXHIBIT INDEX

Exhibit Number	Title

1	Joint Filing Agreement dated February 11, 2022